Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-22603) of Superior Energy Services, Inc. and in the related prospectus, and the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-12175 and 333-43421) of Superior Energy Services, Inc. of our report dated March 2, 1999 (except for the fourth paragraph of Note 5, as to which the date is March 31, 1999), with respect to the consolidated financial statements of Cardinal Holding Corp. included in this Form 8-K of Superior Energy Services, Inc.

                              /S/ ERNST & YOUNG LLP
                              Ernst & Young LLP

New Orleans, Louisiana
July 28, 1999